Exhibit 10.06

Summary Description of the 2011 Cash Bonus Plan for Executive Officers

On April 27, 2011, the compensation committee (the “Committee”) of LeapFrog Enterprises, Inc. (the “Company”) approved a 2011 cash bonus plan (the “Bonus Plan”) for all current executive officers of the Company, other than the Company’s Chief Executive Officer, John Barbour. Since Mr. Barbour’s incentive compensation payment for 2011 is guaranteed under his employment agreement, he will not participate in the Bonus Plan.

Under the Bonus Plan, each of the applicable executive officers is eligible for an annual bonus in an amount equal to a percentage of such executive officer’s annual base salary, ranging from 50% to 75% (the “Target Bonus”). Under the Bonus Plan, payment of each executive officer’s Target Bonus for 2011 is subject to the attainment of certain performance objectives divided into two separate components: a Company component comprising 70% of the Target Bonus (the “Company Component”) and an individual component comprising 30% of the Target Bonus (the “Individual Component”).

The Company Component will be paid to the executive officers based on the Company’s achievement of “threshold,” “target,” and “stretch” operating income and net sales goals. Each of these two elements of the Company Component would be paid to the executive officers at 0% if the Company does not achieve the threshold goal, at 50% if the Company achieves the threshold goals, at 100% if the Company achieves the target goals and at 150% if the Company achieves the stretch goals. For achieving operating income or net sales levels between the respective goals, that element of the Company performance objective would be payable ratably.

Executive officers are eligible to receive the Individual Component, provided that the Company has first achieved an operating income goal. In such case, the Individual Component will be paid to an executive officer in an amount dependent upon achievement of the executive officer’s individual performance objectives for the year, as established by the Committee at its April meeting and the satisfaction of which shall be determined by the Committee in its sole discretion following the end of the Company’s fiscal year.